As filed with the Securities and Exchange Commission on November 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3480	83-1950534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Fred W. Wagenhals

President and Chief Executive Officer

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Tel. No.: (732) 395-4400	Christopher J. Bellini, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, MN 55402 Tel. No.: (612) 260-9029

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] (333-248800)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)(3)	$3,432,748.20	$374.51
Representative’s Warrants to purchase Common Stock(4)
Shares of Common Stock issuable upon exercise of Representative’s Warrants(5)	186,206.02	20.32
Total	$3,618,954.22	$394.83

(1)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the initial public offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $18,328,125 on a Registration Statement on Form S-1, as amended (File No. 333-248800), which was declared effective by the Securities and Exchange Commission on November 30, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $3,618,954.22 are hereby registered, which includes the additional shares that the underwriters have the option to purchase and shares of common stock issuable upon exercise of the Representative’s Warrants.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters.
(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants.
(5)

Pursuant to Rule 457(g) under the Securities Act, the registration fee is determined pursuant to the price at which a share subject to the Representative’s Warrants may be exercised, which is equal to 125% of the public offering price per share. The proposed maximum aggregate offering price of the Representative’s Warrants is $186,206.02, which is equal to approximately 125% of $149,249.94 (5% of $2,984,998.80, representing the aggregate offering price subject to this registration statement (excluding the additional shares that the underwriters have the option to purchase)).

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 (this “Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of increasing the aggregate number of shares of common stock offered by Ammo, Inc. (the “Registrant”) by warrants to purchase 71,071 shares of Common Stock, being issued to the Underwriters as compensation for its services pursuant to an engagement letter entered into by and between the Company and the Underwriters (the “Underwriter’s Warrants”) and by 1,705,713 shares of Common Stock, which consists of: (a) 1,421,428 shares of Common Stock; (b) 213,214 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares; and (c) 71,071 shares of Common Stock underlying the Underwriter’s Warrants. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-1, as amended (File No. 333-248800) (the “Prior Registration Statement”). The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Lucosky Brookman, LLP

23.1	Consent of Marcum LLP, independent registered public accounting firm

23.2	Consent of KWCO, PC, independent registered public accounting firm

23.3	Consent of Lucosky Brookman, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as Exhibit 24.1 of the Registration Statement on Form S-1, filed with the Commission on September 15, 2020 and incorporated herein by reference.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottdale, State of Arizona, on November 30, 2020.

AMMO, INC.

By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals President and Chief Executive Officer

Signature	Title	Date

/s/ Fred W. Wagenhals	Chief Executive Officer, Director	November 30, 2020
Fred W. Wagenhals	(Principal Executive Officer)

/s/ Robert D. Wiley	Chief Financial Officer	November 30, 2020
Robert D. Wiley	(Principal Financial and Principal Accounting Officer)

/s/ *	Director	November 30, 2020
Robert J. Goodmanson

/s/ *	Director	November 30, 2020
Randy E. Luth

/s/ *	Director	November 30, 2020
Harry S. Markley

/s/ *	Director	November 30, 2020
Russell W. Wallace, Jr.

* By:	/s/ Robert D. Wiley
Robert D. Wiley
Attorney-in-Fact